Exhibit 10.1

EXECUTION COPY

Share Transfer Agreement
by and between
Ally Financial Inc.
(as “Seller”)
and
General Motors Financial Company, Inc.
(as “Purchaser”)
in
respect of a transfer of registered capital of
GMAC-SAIC Automotive Finance Company Limited

Table of Contents

Article	Heading

Article 1        Definitions and Interpretation
Article 2        Transfer of Registered Capital
Article 3        Purchase Price and Completion
Article 4        Conditions Precedent

Article 5	Representations and Warranties in respect of the Seller and the Purchaser
Article 6        Obligation of Secrecy
Article 7        Further Covenants
Article 8        Effectiveness and Termination of the Agreement

Article 9	Breach of Representations, Warranties or Covenants and Indemnifications
Article 10    Governing Law
Article 11    Settlement of Disputes
Article 12    Miscellaneous

Schedule A	Reference Closing Statement

Share Transfer Agreement

entered into on November 21, 2012, by and between:

Ally Financial Inc. (formerly known as GMAC LLC), a corporation organized and existing under the laws of the State of Delaware, United States of America, with its principal executive offices located at 1209 Orange Street, Wilmington, Delaware 19801, USA; and

•	hereinafter referred to as the “Seller”

General Motors Financial Company, Inc., a corporation duly organized and existing under the laws of the State of Texas, United States of America, with its principal executive offices located at 801 Cherry Street, Suite 3500, Fort Worth, Texas 76102, USA.

-    hereinafter referred to as the “Purchaser”

The Seller and the Purchaser may be hereinafter referred to collectively as the “Parties” or individually as a “Party”.

Preamble

Whereas, GMAC-SAIC Automotive Finance Company Limited (the “Company”) is a Sino-foreign equity joint venture enterprise duly organized and validly existing under the laws of the People's Republic of China (“PRC”), with its legal address at Fortune Plaza, Building F, 160 Pu Ming Road, Pudong, Shanghai, 200120, China;

Whereas, the Seller owns a 40% equity interest in the Company; and

Whereas, in accordance with the terms and subject to the conditions of this Share Transfer Agreement (this “Agreement”), the Purchaser wishes to acquire from the Seller and the Seller wishes to transfer to the Purchaser, all the equity interest in the Company owned by the Seller.

Accordingly, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article 1
Definitions and Interpretation

1.1	Unless the terms or context of this Agreement otherwise provide, the following terms shall have the meanings as set out below:

2006 Agreement shall mean the Purchase and Sale Agreement by and among General Motors Corporation, General Motors Acceptance Corporation, GM Finance Co. Holdings Inc. and FIM Holdings LLC, dated as of April 2, 2006, and all agreements, undertakings or other written instruments entered into in connection therewith or with respect thereto, including the letter agreement, dated as of March 13, 2007, by and among GMAC LLC, GM Finance Co. Holdings Inc. and FIM Holdings LLC and the November 5, 2008 e-mail from Purchaser's Executive Director - Tax Counsel to the Seller's Director of Tax Operations and Analysis regarding the income tax effects of non-income tax refunds.

Action shall mean any civil, criminal or administrative action, suit, demand, claim (including any counterclaim), case, litigation, mediation, arbitration, opposition, objection, cancellation, inquiry, hearing, dispute, internal or external investigation or other proceeding.

Adjustment Amount shall mean an amount (which may be negative) equal to 40% of the difference between (i) the Final Net Asset Value and (ii) the Estimated Net Asset Value.

Affiliate shall mean, with respect to any specified Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such specified Person; provided that (i) neither of the U.S. Department of the Treasury nor any Person under common Control with the Seller (other than the Seller's Controlled Affiliates) as a result of the ownership of equity interests in the Seller by the U.S. Department of the Treasury shall constitute an Affiliate of the Seller, and (ii) neither of the U.S. Department of the Treasury nor any Person under common Control with the Purchaser (other than the Purchaser's Controlled Affiliates and the General Motors Company) as a result of the ownership of equity interests in the General Motors Company by the U.S. Department of the Treasury shall constitute an Affiliate of the Purchaser.

Anti-trust Clearance shall mean the approval or conditional approval of the Anti-Monopoly Bureau of the Ministry of Commerce of the PRC that may be required for the Parties to complete the Transaction.

Approval Authorities shall mean any Government Authority whose approval will be required in order to complete the Transaction.

Business Day shall mean any day of the year, other than Saturday and Sunday, on which banking institutions in China, the City of London and the City of New York are generally open to the public for conducting business and are not required or authorized to close.

CBRC Approval shall mean the approval of the Transaction to be granted by the China Banking Regulatory Commission.

Company Material Adverse Effect shall mean any change, effect, event or occurrence that, either individually or in the aggregate with any other change, effect, event or occurrence, (i) has or is reasonably likely to have a material and adverse effect on the business, operations, assets, liabilities, condition (financial or otherwise) or the results of operations of the Company, or (ii) would be reasonably likely to prevent or materially impair the ability of the Seller or any of its Affiliates to perform their respective obligations under the Transaction Documents or to consummate the transactions contemplated thereby in a timely manner; provided that, in the case of clause (i) only, none of the following (or the results thereof), either alone or in combination with any other changes, effects, events or occurrences, shall constitute or contribute to a Company Material Adverse Effect: (a) any change in applicable accounting principles or any adoption, proposal, implementation or change in Law (including any Law in respect of Taxes) or any interpretation thereof by any Government Authority; (b) any change in global, national or regional political conditions (including protests, strikes, riots, acts of terrorism or war) or in general global, national or regional economic, business, regulatory, political or market conditions or in national or global financial or capital markets (including any such conditions or markets in the United States or the PRC); (c) any change generally affecting the industries or market sectors in the geographic regions in which the Company operates; (d) any change resulting from or arising out of hurricanes, earthquakes, floods, or other natural disasters; (e) the negotiation, execution, announcement or performance of the Transaction Documents or consummation of the transactions contemplated thereby; (f) the failure of the Company to meet any internal or public projections, forecasts or estimates of performance, revenues or earnings (it being understood that the facts and circumstances contributing to such failure may constitute or contribute to a Company Material Adverse Effect); (g) any actions (or the effects of any action) taken (or omitted to be taken) upon the written request or instruction of, or with the written consent of, the Purchaser, consistent with the terms hereof, to consummate the transactions contemplated hereby; (h) any action (or the effects of any action) taken (or omitted to be taken) by the Company as required pursuant to this Agreement or (i) any change, effect, event or circumstance primarily caused by, occurring at, affecting or relating to the Purchaser or any of its Affiliates (including any bankruptcy, work stoppage or other adverse change at the Purchaser or any of its Affiliates); except in the cases of clauses (a), (b) and (c) to the extent such change (or any results thereof) has a disproportionate effect on the Company compared with other Persons operating in the industries and jurisdictions in which the Company operates.

Completion shall mean completion of the sale and purchase of the Transferred Shares in accordance with Article 3.3.

Completion Date shall mean the date of Completion under this Agreement.

Completion Payment shall mean an amount equal to the sum of (i) an amount equal to 40% of the Estimated Net Asset Value plus (ii) $415,000,000.

Completion Statement shall mean the unaudited balance sheet of the Company as of the close of business on the day immediately preceding the Completion Date, prepared in accordance with U.S. generally accepted accounting principles, including a calculation of the Net Asset Value of the Company as of the close of business on the day immediately preceding the Completion Date.

Conditions Precedent shall mean the conditions precedent set forth in Article 4.1.

Control shall mean, with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The terms Controlling and Controlled shall have meanings correlative to the foregoing.

Constituent Documents shall mean, with respect to any corporation, its charter or articles of incorporation or association and by-laws; with respect to any partnership, its certificate of partnership and partnership agreement; with respect to any limited liability company, its certificate of formation and limited liability company or operating agreement; with respect to each other person or entity, its comparable constitutional instruments or documents (and, in each case, such similar instruments or documents as applicable under a relevant jurisdiction).

Criminal Liability shall mean any liability, fine, censure or other sanction resulting from the violation of any criminal Law, other than immaterial violations that have not and could not result in (a) any financial liability that is material to the Company, or (b) incarceration of any director or employee of the Company.

Effective Date shall mean the date on which this Agreement becomes valid and effective in accordance with Article 8.

Encumbrance shall mean any mortgage, deed of trust, easement, pledge, hypothecation, assignment, security interest, restriction, option, equity interest, preference, participation interest (including but not limited to any right of first refusal or right of last refusal), claim, lien, or other encumbrance; provided, however, that for the purposes of this Agreement, no Encumbrance shall be deemed to be created by this Agreement, the New JV Contract or the New Articles of Association.

Equity Interest shall mean, with respect to any Person, any share of capital stock of, or any general, limited or other partnership interest, membership interest or similar ownership interest in, such Person.

Estimated Closing Statement shall mean a statement setting forth the unaudited balance sheet of the Company as of the close of business on the last day of the month ended two months immediately prior to the month in which the Completion occurs, prepared in accordance with U.S. generally accepted accounting principles and using the same methodology used to prepare the Reference Closing Statement, including the Seller's good faith calculation of the Estimated Net Asset Value.

Estimated Net Asset Value shall mean a calculation of the Net Asset Value of the Company as of the close of business on the last day of the month ended two months immediately prior to the month in which the Completion occurs, as set forth on the Estimated Closing Statement.

Final Net Asset Value shall mean the Net Asset Value of the Company as of the close of business on the day immediately preceding the Completion Date as shown on the Completion Statement.

Government Authority shall mean any foreign or domestic, federal, state, provincial, county, city or local legislative, administrative or regulatory authority, agency, court, tribunal, body or other governmental or quasi-governmental entity with competent jurisdiction, including any supranational body and any self-regulatory authority or organization.

Government Order shall mean any order, writ, judgment, injunction, approval, decree, declaration, stipulation, determination, agreement or award entered by or with any Government Authority.

Key Person shall mean Frederick Livingood.

Knowledge shall mean with respect to the Seller, the actual knowledge after reasonable inquiry of any of the following individuals: Mark Bole and Michael Kanarios.

Law shall mean any law, statute, ordinance, rule, regulation, code, order, judgment, injunction, decree, directive, policy, guideline, ruling, approval or other requirement or rule of law enacted, issued, promulgated, enforced or entered by a Government Authority.

Liabilities means any/or all (as applicable from the context) debt, liability or obligation of any kind whatsoever, whether known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, liquidated or unliquidated, accrued or unaccrued and whether due or to become due.

MOFCOM Approval shall mean the approval of the Transaction to be granted by the Ministry of Commerce of China.

Net Asset Value shall mean the aggregate amount (in U.S. Dollars) of the assets and property of the Company (which, for the avoidance of doubt, shall not include any asset attributable to a right to receive refunds in respect of Taxes or VAT to which Purchaser or any of its Affiliates is entitled pursuant to the 2006 Agreement) minus the aggregate amount of the Liabilities of the Company, in each case that are required to be set forth on a balance sheet of the Company prepared in accordance with U.S. generally accepted accounting principles. Notwithstanding the foregoing, Net Asset Value shall not give effect to purchase accounting or any other adjustments relating to the sale of the Transferred Shares contemplated by this Agreement or the conduct following Completion of the business operated by the Company.

New Articles of Association shall mean (a) the amended and restated Articles of Association of the Company, or (b) the Original Articles of Association as amended by an amendment thereto, reflecting the change in ownership of the Transferred Shares as contemplated by this Agreement and other changes as may be agreed among the Purchaser and the Ongoing Members.

New JV Contract shall mean (a) the amended and restated joint venture contract of the Company, or (b) the Original JV Contract as amended by an amendment thereto, reflecting the change in ownership of the Transferred Shares as contemplated by this Agreement and other changes as may be agreed among the Purchaser and the Ongoing Members.

Ongoing Members shall mean Shanghai Automotive Group Finance Company Ltd., a company duly organized and validly existing under the laws of China with its legal address located at 1199 Kang Ding Road, Shanghai, and Shanghai General Motors Corporation Limited, a company duly organized and validly existing under the laws of China with its legal address located at 1500 Shen Jiang Road, Pudong, Shanghai.

Original Articles of Association shall mean the Articles of Association of the Company executed by the Seller and the Ongoing Members and approved by the Approval Authority, dated May 30, 2008.

Original JV Contract shall mean the Amended and Restated Joint Venture Contract, dated May 30, 2008, between the Seller, Shanghai Automotive Group Finance Company Ltd and Shanghai General Motors Corporation Limited.

Outside Date shall mean July 1, 2014 (or such later date as the Seller and the Purchaser may agree in writing).

Permits shall mean licenses, permits, certificates, notifications, registrations and other authorizations and approvals that are issued by or obtained from any Government Authority.

Person shall mean any individual, bank, corporation, general or limited partnership, joint venture, association, limited liability company, business trust, branch, unincorporated organization or similar organization, whether domestic or foreign, or any Government Authority.

Purchaser Material Adverse Effect shall mean, as of any particular date, any change, effect, event or occurrence that, individually or when considered in the aggregate with any other change, effect, event or occurrence, would be reasonably likely to materially and adversely impair the ability of the Purchaser or any of the Purchaser's Affiliates to perform its respective obligations under any of the Transaction Documents or to consummate the transactions contemplated thereby in a timely manner.

Purchaser Fundamental Representations means Article 5.2(a) (Incorporation and Standing), Article 5.2(b) (Power and Authority), Article 5.2(c) (Binding Effect) and Article 5.2(e) (Solvency).

Reference Closing Statement shall mean the statement attached as Schedule A.

Registration Authority shall mean the State Administration of Industry and Commerce or its authorised local authority.

Representatives shall mean, with respect to any Person, such Person's Affiliates, directors, managers, officers, employees, legal or financial advisors, agents or other representatives, or anyone acting on behalf of them or such Person.

Requisite Approvals shall mean any approval/clearance to be obtained by an Approval Authority in accordance with the provisions hereof.

Revised Approval Certificate shall mean the revised approval certificate of the Company to be issued by the Approval Authority evidencing the approval of the transfer of Transferred Shares contemplated by this Agreement.

Revised Business License shall mean the revised business license of the Company to be issued by the Registration Authority, evidencing registration of the transfer of Transferred Shares contemplated by this Agreement.

Seller Fundamental Representations means Article 5.1(a) (Incorporation and Standing), Article 5.1(b) (Power and Authority), Article 5.1(c) (Binding Effect) and Article 5.1(g) (Good Title).

Tax or Taxes shall mean any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including all net income (including foreign investment enterprise income tax and individual income withholding tax), sales, use, transfer, turnover (including value-added tax, business tax, and consumption tax), resource, special purpose, documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty), and estimated taxes, charges, fees, levies, or other assessments levied by any Government Authority of any kind whatsoever and any interest, penalties or additions in connection therewith.

Transaction shall mean the transfer of the Transferred Shares by the Seller to the Purchaser to be completed in accordance with the provisions hereof, and the effecting of the New JV Contract and the New Articles of Association.

Transaction Documents shall mean this Agreement, the New JV Contract and the New Articles of Association and any other documents entered into by the Parties in relation to the Transaction.

1.2
Articles and headings are inserted for the purpose of convenience and reference only and shall not affect the interpretation or construction of this Agreement. Words denoting the singular shall, where applicable, include plural and vice versa. Reference to the masculine gender shall, where applicable, include the feminine gender and vice versa. Except as otherwise indicated, all references in this Agreement to “Articles” or “Schedule A” are intended to refer to Articles of, or Schedule A to, this Agreement.

Article 2
Transfer of Registered Capital

2.1.
The Seller hereby sells and transfers to the Purchaser, and the Purchaser hereby purchases and acquires from the Seller, the entire equity interest in the Company owned by the Seller, which represents 40% of the registered capital of the Company (“Transferred Shares”), in exchange for the Purchase Price.

2.2.
Unless otherwise prescribed under PRC Law, all obligations (other than those which the Seller may actually or potentially have under Article 19.3 of the Original JV Contract) and rights in respect of the Transferred Shares, including but not limited to profits and dividends accruing after the Completion Date, shall pass from the Seller to the Purchaser immediately, free of any Encumbrances, upon full payment of the Completion Payment being made pursuant to Article 3.

2.3.
Upon the Effective Date, the Seller shall no longer be the shareholder of the Company. The Company will continue to be a Sino-foreign equity joint venture with the Purchaser holding 40% of the registered capital thereof.

2.4.
Upon the Effective Date, the Original JV Contract and the Original Articles of Association shall be terminated and replaced by the New JV Contract and the New Articles of Association respectively. It is hereby agreed by both Parties that the Original JV Contract and the Original Articles of Association shall be deemed to be terminated automatically as of the Effective Date, and the terms and conditions of the Original JV Contract and the Original Articles of Association shall cease to be binding on the Seller (except to the extent provided under Article 19.3 of the Original JV Contract).

Article 3
Purchase Price and Completion

3.1.
The aggregate purchase price for the Transferred Shares (the “Purchase Price”) shall be an amount equal to (i) the Completion Payment, plus (ii) the Adjustment Amount. The Purchase Price shall be payable and subject to adjustment as provided herein.

3.2.	The Completion Payment shall be paid by the Purchaser to the Seller upon Completion.

3.3.
Completion shall take place on the first Business Day of the calendar month following the satisfaction or waiver of the Conditions Precedent, at the offices of King & Wood Mallesons, 17th Floor, One ICC, Shanghai ICC, 999 Huai Hai Road (M), Shanghai 200031, P.R. China at 10:00 a.m., Shanghai time, on the Completion Date (or on any other date, time or place as may be agreed in writing by the Seller and the Purchaser).

On the Completion Date, the Purchaser shall transfer an amount equal to the Completion Payment in full without any right to set off to such bank account as the Seller may notify the Purchaser in writing not later than five Business Days prior to Completion and provide to the Seller the document evidencing the payment has been remitted.

3.4.
No later than seven Business Days prior to the Completion Date, the Seller shall deliver to the Purchaser the Estimated Closing Statement. The Purchaser shall have an opportunity to review the Estimated Closing Statement and shall be provided reasonable access to the books, records and other relevant information of the Seller and its Representatives to the extent reasonably necessary to review such Estimated Closing Statement.

3.5.
(a)    As soon as reasonably practicable, but in no event later than 60 days following the Completion Date, the Purchaser shall prepare and deliver to the Seller the Completion Statement. During the 60-day period immediately following the Seller's receipt of the Completion Statement (the “Review Period”), the Seller and its Representatives shall be provided reasonable access, to the extent the Purchaser has the contractual or legal ability to provide such access, to the books, records and other relevant information of the Company, the Purchaser and its Representatives to the extent reasonably necessary to review such Completion Statement; provided that prior to obtaining such access, the Seller shall have executed a non-disclosure agreement on reasonable and customary terms. During the Review Period, the Purchaser shall make reasonably available personnel of the Purchaser and its Affiliates (including the Company) directly responsible for and knowledgeable about the information used in, and the preparation of, such Completion Statement in order to respond to reasonable inquiries made by the Seller and its Representatives. On or prior to the last day of the Review Period, the Seller may object to the Completion Statement relating to such Review Period by delivering to the Purchaser a written statement setting forth the basis for the Seller's objections thereto (the “Statement of Objections”). If the Seller fails to deliver such Statement of Objections within the Review Period, the Completion Statement shall be deemed to have been accepted by the Seller and shall be used in calculating the Adjustment Amount. If the Seller delivers such Statement of Objections within the Review Period, the Parties shall negotiate in good faith to resolve such objections, and, if the same are so resolved, the Completion Statement with such changes that may have been previously agreed in writing by the Parties shall be final and binding and shall be used in calculating the Adjustment Amount. If, within 30 days after the expiry of the Review Period, the Parties shall fail to reach an agreement with respect to any of the matters set forth in the Statement of Objections, then such unresolved matters shall be submitted for resolution to Deloitte and Touche LLP (or such other registered public accounting firm of international reputation which is mutually acceptable to the Seller and the Purchaser) (the “Accounting Expert”). The Accounting Expert shall, limiting its review to matters properly included in the Statement of Objections and acting as an expert and not as an arbitrator, resolve the disputes set forth in the Statement of Objections and make any corresponding adjustments to the Completion Statement. Subject to, and to the extent permitted by, any applicable Laws, the Parties shall each make readily available, to the extent the Parties have the contractual or legal ability to make available, to the Accounting Expert all relevant books, records and other information relating to the Company. Each Party shall concurrently provide the other Party with copies of all such materials and information provided by such Party to the Accounting Expert. The Parties shall jointly instruct the Accounting Expert to make a determination in accordance with U.S. generally accepted accounting principles as soon as practicable within 30 days (or such other time as the Parties shall agree in writing) after its engagement and to select, with respect to each item in dispute, an amount between or equal to the Purchaser's position on the Completion Statement and the Seller's position in the Estimated Closing Statement. The Accounting Expert's resolution of the disputes set forth in the applicable Statement of Objections and the Completion Statement, with any such adjustments made by the Accounting Expert, shall be final and binding and shall be used in determining the Adjustment Amount, absent manifest error. The fees of the Accounting Expert shall be divided between the Purchaser, on the one hand, and the Seller, on the other hand, in proportion to the aggregate dollar amount unsuccessfully disputed by such Party in connection with the Completion, divided by the aggregate Dollar amount of disputed items submitted to the Accounting Expert in connection with the Completion.

(b)    Within five Business Days of the later of (1) the Seller's acceptance of a Completion Statement or (2) the resolution of all the Seller's objections to a Completion Statement, to the extent that the Estimated Net Asset Value is not equal to the Final Net Asset Value:

(i)
if the Estimated Net Asset Value is greater than the Final Net Asset Value, the Seller shall pay promptly to the Purchaser an amount equal to the absolute value of the Adjustment Amount, by wire transfer of immediately available funds to one or more accounts designated by the Purchaser; and

(ii)
if the Estimated Net Asset Value is less than the Final Net Asset Value, the Purchaser shall pay promptly to the Seller an amount equal to the absolute value of the Adjustment Amount, by wire transfer of immediately available funds to the account set forth in Article 3.3 or such other accounts as may be designated by the Seller.

(c)    The Parties agree that any such payment pursuant to this Article 3.5 shall be treated as an adjustment to the Purchase Price for tax purposes.

3.6.
If the Purchaser fails to make any payment when due hereunder, without prejudice to any other rights or remedies of the Seller, including, without limitation, damages, the Seller shall have the right to seek specific performance of the Purchaser's obligation to make such payment hereunder.

Article 4
Conditions Precedent

4.1
(A) The obligation of the Seller to consummate the transfer of the Transferred Shares as contemplated by this Agreement is subject to the fulfillment of each of the conditions set forth in paragraphs (a) through (e), (h) and (i) below, and (B) the obligation of the Purchaser to consummate the transfer of the Transferred Shares as contemplated by this Agreement is subject to the fulfillment of each of the conditions set forth in paragraphs (a) through (g) and (j) below:

(a)
the Board of Directors of the Company having passed a unanimous resolution approving the transfer of the Transferred Shares contemplated hereunder, the New JV Contract and the New Articles of Association;

(b)	the New JV Contract and the New Articles of Association having been executed by all parties thereto;

(c)
the Company having obtained the MOFCOM Approval, the Anti-trust Clearance (if required), the CBRC Approval and all other Requisite Approvals from the relevant Approval Authorities approving this Agreement, the transfer of the Transferred Shares, the New JV Contract and the New Articles of Association; provided that such approvals shall not alter the terms of this Agreement, the New JV Contract and the New Articles of Association in any way that relates to the material rights and obligations of a Party;

(d)	the Company having obtained the Revised Business License reflecting the Purchaser as the new shareholder of the Company;

(e)
the Company having obtained such waivers and consents signed by the Ongoing Members as the Purchaser may reasonably request to enable the Purchaser to be registered as holder of the Transferred Shares;

(f)
each of the representations and warranties of the Seller contained in Article 5 shall be true and correct as of the date hereof and as of the Completion Date as though made at and as of the Completion Date, except (i) for such representations and warranties that are made only as of a specific date, which shall be true and correct as of such date, and (ii) where the failures of such representations and warranties to be true and correct have not had and would not have a Company Material Adverse Effect (disregarding for purposes of this clause (ii) any limitations as to materiality or Company Material Adverse Effect set forth in such representations and warranties); provided that the Seller Fundamental Representations shall be true and correct in all material respects as written as of the date hereof and as of the Completion Date;

(g)	the covenants and agreements of the Seller set forth in this Agreement to be performed at or prior to the Completion shall have been duly performed in all material respects;

(h)
each of the representations and warranties of the Purchaser contained in Article 5 shall be true and correct as of the date hereof and as of the Completion Date as though made at and as of the Completion Date except (i) for such representations and warranties that are made only as of a specific date, which shall be true and correct as of such date, and (ii) where the failures of such representations and warranties to be true and correct have not had and would not have Purchaser Material Adverse Effect (disregarding for purposes of this clause (ii) any limitations as to materiality or Purchaser Material Adverse Effect set forth in such representations and warranties); provided that the Purchaser Fundamental Representations shall be true and correct in all material respects as written as of the date hereof and as of the Completion Date;

(i)	the covenants and agreements of the Purchaser set forth in this Agreement to be performed at or prior to the Completion shall have been duly performed in all material respects; and

(j)
the Seller shall have completed the Tax filing and settled the Taxes for the capital gain Taxes imposed on the Seller in respect of the Purchase Price set forth in this Agreement, and the Seller shall have received the certificate issued by the PRC tax authority as a proof of the completion of such obligations and delivered a copy of such certificate to Purchaser.

4.2
Notwithstanding Article 4.1, to the extent permitted by applicable Law, (a) the Seller may at any time unilaterally waive in whole or in part and conditionally or unconditionally any of the Conditions Precedent set forth in Article 4.1(h) and (i) by notice in writing to the Purchaser, and (b) the Purchaser may at any time unilaterally waive in whole or in part and conditionally or unconditionally any of the Conditions Precedent set forth in Article 4.1(f), (g) and (j) by notice in writing to the Seller.

4.3
The Seller shall use all commercially reasonable efforts to cause the satisfaction of each of the Conditions Precedent (other than Article 4.1(b), (h) and (i)), and the obtaining of all consents and approvals reasonably necessary or appropriate in connection with the Transaction (including but not limited to those mentioned in Article 4.1). The Purchaser shall use all commercially reasonable efforts to (1) cause the satisfaction of each of the Conditions Precedent in Article 4.1(b), (h) and (i) and (2) cooperate with the Seller and the Company and execute documents and perform acts as requested by the Approval Authorities in relation to Article 4.1(c) and (d).

4.4	The Seller shall, as promptly as practicable upon becoming aware thereof, give notice to the Purchaser of the obtaining or effecting of the relevant Requisite Approvals by the Approval Authorities.

4.5
The Parties agree that all requests and enquiries from any Approval Authority with respect to any Requisite Approval and/or transfer registration shall be addressed by the Parties in consultation with each other, and the Parties shall promptly cooperate with and provide all necessary information and assistance reasonably required by any Approval Authority upon being requested to do so by the other Party; provided that nothing herein shall obligate either Party or its Affiliates to breach any confidentiality obligations owed to any Person.

In the event that any Approval Authority (i) refuses to grant its approval, or (ii) requests that substantive amendments or supplements be made to this Agreement, the New JV Contract or the New Articles of Association that are material and adverse to any Party or (iii) imposes additional obligations on the Seller, the Purchaser or their respective Affiliates that are material and adverse to such Persons, either Party may, after seeking opinion from the other Party, reasonably determine whether to withdraw the application for such approval and terminate this Agreement in accordance with its terms, or amend this Agreement and/or the applicable document in a mutually agreeable manner as between the parties hereto and thereto in which case such amended agreement or other document shall be re-submitted to such Approval Authority for approval as soon as practicable.

In the event that any Approval Authority requests that non-substantive amendments or supplements be made to this Agreement which would not adversely impact any of the Parties' or their respective Affiliates' interests under this Agreement and/or any other documents submitted, the Parties shall negotiate in good faith any such necessary amendments to this Agreement and re-submit this Agreement to such Approval Authority for approval as soon as practicable.

4.6
Neither the Purchaser nor the Seller may rely on the failure of any condition set forth in Article 4.1 if such failure resulted from such Party's failure to comply with any provision of this Agreement.

4.7	The Seller shall cause its directors appointed to the board of the Company to adopt a resolution approving the transfer of the Transferred Shares contemplated hereunder.

Article 5
Representations and Warranties in respect of the Seller and the Purchaser

5.1.	The Seller hereby represents and warrants to the Purchaser that, as of the date hereof and as of the Effective Date and the Completion Date:

a)	Incorporation and Standing. The Seller is duly incorporated, validly existing and in good standing under its laws of incorporation;

b)	Power and Authority. The Seller has the requisite power and authority to duly and validly conclude this Agreement and perform its duties and obligations hereunder;

c)
Binding Effect. Subject to Article 8.1, this Agreement is a valid and effective agreement, and constitutes the Seller's binding and enforceable obligations in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles;

d)	No Conflicts; Consents. None of the execution of this Agreement by the Seller, the performance of its obligations hereunder or the transfer of the Transferred Shares provided herein does or will:

(i)	conflict with or violate any of its Constituent Documents;

(ii)
violate or result in the breach of any permit or authorization granted by any Government Authority to it, in each case, except as would not, individually or in the aggregate, be reasonably likely to be (A) material to the Company or (B) result in any Criminal Liability;

(iii)	constitute a violation of any Laws, except as would not, individually or in the aggregate, be reasonably likely to be (A) material to the Company or (B) result in any Criminal Liability; or

(iv)
require any authorizations and filings of any Government Authority or any consents or approvals from any other Person that is not a Government Authority, except in connection, or in compliance, with the Laws of the PRC relating to the Transferred Shares;

e)	Solvency.

(i)
No petition has been presented or order made and no meeting convened or resolution passed for the winding up or administration of the Seller or for a liquidator or bankruptcy administrator to be appointed in respect of the Seller;

(ii)
No distress, execution or other process has been levied on any of the assets of the Seller and no liquidator or bankruptcy administrator has been appointed and there is no reason to believe that such a person might be appointed;

(iii)	The Seller is not insolvent, or unable to pay its debts as they fall due, and has not stopped paying its debts as they fall due; and

(iv)	No event analogous to any of the foregoing has occurred in respect of the Seller in or outside the PRC;

f)
No Action or Government Orders. There are no Actions pending, or to the Seller's Knowledge, threatened, against the Seller relating to this Agreement or the Transaction. There are no outstanding Government Orders which are binding on it that would prevent, hinder or delay any part of the Transaction;

g)
Good Title. The Seller has good and marketable title to the Transferred Shares, and the Transferred Shares are free and clear of any Encumbrance (other than Encumbrances arising under applicable securities laws); and

h)	Financial Information. To the Knowledge of the Seller:

(i)
    Subject to such exceptions and qualifications as may be reflected in such financial information, the unaudited financial statements as of and for the years ended December 31, 2010 and 2011 and the nine-month period ended September 30, 2012 of the Company (collectively, the “Company Financial Information”) were prepared in accordance with PRC generally accepted accounting principles consistently applied and present fairly, in all material respects, the financial position and results of operations and cash flows of the Company for the periods and as of the dates indicated therein.

(ii)
    Except (A) as set forth in the Company Financial Information, (B) for Liabilities incurred by the Company since September 30, 2012 in the ordinary course of the Company's business, consistent with past practice, and (C) for Liabilities that are not material to the Company, there are no Liabilities of the Company.

5.2.	The Purchaser hereby represents and warrants to the Seller that, as of the date hereof and as of the Effective Date and the Completion Date:

a)	Incorporation and Standing. The Purchaser is duly incorporated, validly existing and in good standing under its laws of incorporation;

b)	Power and Authority. The Purchaser has the requisite power and authority to duly and validly conclude this Agreement and perform its duties and obligations hereunder;

c)
Binding Obligations. Subject to Article 8.1, this Agreement is a valid and effective agreement, and constitutes the Purchaser's binding and enforceable obligations in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles;

d)
No Conflict; Consents. None of the execution of this Agreement by the Purchaser, the performance of its obligations hereunder or the consummation of the transfer of the Transferred Shares provided herein does or will:

(i)	conflict with or violate any of its Constituent Documents;

(ii)	violate or result in the breach of any permit or authorization granted by any Government Authority to it, other than immaterial violations or breaches of any such permit or authorization;

(iii)	constitute a violation of any Laws, other than immaterial violations of any such Laws; or

(iv)
require any authorizations and filings of any Government Authority or any consents or approvals from any other Person that is not a Government Authority, except in connection, or in compliance, with the Laws of the PRC relating to the Transferred Shares;

e)	Solvency.

(i)
No petition has been presented or order made and no meeting convened or resolution passed for the winding up or administration of the Purchaser or for a liquidator or bankruptcy administrator to be appointed in respect of the Purchaser;

(ii)
No distress, execution or other process has been levied on any of the assets of the Purchaser and no liquidator or bankruptcy administrator has been appointed and there is no reason to believe that such a person might be appointed;

(iii)	The Purchaser is not insolvent, or unable to pay its debts as they fall due, and has not stopped paying its debts as they fall due;

(iv)	No event analogous to any of the foregoing has occurred in respect of the Purchaser in or outside the PRC; and

(v)	The Purchaser will have sufficient immediately available funds prior to or upon Completion to pay the Purchase Price in accordance with Article 3.3; and

f)
No Action or Government Orders. There are no Actions pending or, to the Purchaser's knowledge, threatened, against the Purchaser relating to this Agreement or the Transaction. There are no outstanding Government Orders which are binding on it that would prevent, hinder or delay any part of the Transaction.

Article 6
Obligation of Secrecy

6.1
The Seller and the Purchaser shall undertake to keep confidential all information in whatever form, whether technical or commercial, of a confidential nature pertaining to the business of the Company and/or of any of the Parties (hereinafter “Confidential Information”), and to only use such Confidential Information to the extent necessary for the due performance of this Agreement.

6.2	For the purpose of this Agreement, “Confidential Information” shall mean the information referred to in Article 6.1 but shall not include any document, material or other information that:

(a)	was lawfully in the possession of the receiving Party prior to its disclosure by the disclosing Party;

(b)	is or becomes generally known to the public (other than by breach of this Agreement or any other obligation of confidentiality owed between any of the Parties);

(c)	is or becomes available to the relevant Party other than as a result of a disclosure by a Person bound by an obligation of confidentiality to the other Party; or

(d)	is independently developed by the relevant Party without reference to the Confidential Information.

6.3	Articles 6.1 and 6.2 shall not prohibit disclosure of any information if and to the extent that:

(a)
the disclosure of such information is required by Laws or required or requested by any securities exchange or Government Authority having jurisdiction over it; provided that the Party required to disclose shall provide prior notification of such impending disclosure to the other Party and use all reasonable efforts to preserve the confidentiality of the Confidential Information in complying with such required disclosure, including but not limited to obtaining a protective order to the extent reasonably possible;

(b)
the disclosure is made to the Affiliates of the Purchaser, the Company or the Seller, or to the officers, employees, agents and professional and other advisers (or any of them) of the Purchaser, the Company, the Seller or the Affiliates of the Purchaser, the Company or the Seller, where such Person has a business-related need to have access to the Confidential Information provided that such person undertakes to comply with the provisions hereof in respect of such information as if such person were a party to this Agreement and the Purchaser, the Company or the Seller (as the case may be) shall be liable for any breach of this Article 6 by such Person; or

(c)	the other Party has given its prior written approval to the disclosure.

6.4
Unless required by any Government Authority, Laws or the rules of any securities exchange, no press release or public announcement regarding the Transaction shall be made by any of the Parties without the prior written consent of the other Party. The Parties shall consult with each other prior to consenting to or making any required press releases or public announcements in accordance with any Government Authority or pursuant to any Laws or rules of any securities exchange with respect to the Transaction.

6.5	The obligation of secrecy set out in this Article 6 shall survive any termination of this Agreement for a period of three (3) years and remain in force accordingly.

Article 7
Further Covenants

7.1	Except as otherwise contemplated in this Agreement, from the date of this Agreement until Completion or the termination of this Agreement pursuant to Article 8 (whichever is earlier):

(a)
Each Party shall notify the other Party as soon as practicable after it becomes aware of any fact or circumstance which constitutes or which would or might constitute a breach of any of its representations or warranties in Article 5 or which would or might cause a representation or warranty given by it under Article 5 to be untrue, inaccurate or misleading if given in respect of the facts or circumstances as at the latter date.

(b)
The Seller shall not sell, transfer, dispose of or create any Encumbrance over any Transferred Shares or rights in respect thereof, or, to the extent that it has the contractual or legal ability to do so, not admit or agree to admit any new shareholder in respect to the Company.

(c)
The Seller shall use its commercially reasonable efforts to maintain its or its Affiliate's employment relationship with the Key Person and the Key Person's secondment to the Company and shall not cause the Key Person to leave his employment with the Seller except for cause (and only after notice to, and consultation with, the Purchaser); provided, however, that Seller shall not be deemed to be in breach of this covenant in the case where the Key Person voluntarily and without any direct or indirect inducement from the Seller or its Affiliates resigns from his employment or the secondment of the Key Person to the Company is terminated by the Company due to reasons not attributed to the Seller.

(d)
The Seller shall ensure, to the extent that it has the contractual or legal ability to do so, that the Board of the Company does not make any distribution (whether in cash, stock, equity rights or property), declare or pay any dividend, effect a reduction of the capital, or enter into any contractual commitment to effect any of the foregoing.

7.2
As soon as practicable following the date hereof, and in the case of clause (a), in any event prior to Completion, the Seller shall procure, to the extent that it has the contractual or legal ability to do so, that the Company:

(a)
complies with any and all of the Company's obligations to provide any notifications or obtain any consents or waivers in respect of the Transaction, the New JV Contract and the New Articles of Association, under any binding agreement, arrangement, commitment, indemnity, lease, license or understanding entered into by the Company; and

(b)
provides all necessary notifications to, and effects all necessary registrations and filings with, all applicable Government Authorities to reflect the current name of the Seller as the shareholder of record of the Company.

(c)
delivers to the Purchaser (i) audited financial statements of the Company as at December 31, 2010, 2011 and 2012 and related statements of income and shareholders' equity for the fiscal years then ended of the Company, prepared in accordance with PRC generally accepted accounting principles, (ii) an audited reconciliation to U.S. generally accepted accounting principles at December 31, 2010, 2011 and 2012 to the extent required pursuant to Rule 3-05 of Regulation S-X and (iii) such other financial statements as may be required in order for the Purchaser to meet its reporting obligations under United States securities Laws (collectively, the “Historical Financial Statements”). The Seller and the Purchaser shall bear all costs and expenses associated with the audit and preparation of the Historical Financial Statements equally, along with the audit report and any comfort letters in connection therewith. The Purchaser and its Affiliates shall cooperate with the Seller and take all such actions as the Seller or its auditor may reasonably request in connection with the preparation of the Historical Financial Statements; and

(d)
provides to the Purchaser reasonable access to the books, records and other relevant information (including any work with respect to the reconciliation of PRC generally accepted accounting principles with U.S. generally accepted accounting principles) of the Company to the extent reasonably necessary to prepare any required financial statements, Tax filings or regulatory filings of the Purchaser.

7.3	Non-Compete.

(a)
During the period beginning on the Completion Date and ending on the third anniversary of the Completion Date (any such period, a “Non-Compete Term”), the Seller and its Controlled Affiliates (the “Restricted Persons”) shall not, directly or indirectly, anywhere in China (the “Restricted Territory”), originate or service consumer, wholesale or commercial motor vehicle loans and leases, or directly or indirectly own an interest in, manage, operate, finance or Control any Person that provides any such products or services in the Restricted Territory (collectively, the “Restricted Activity”).

(b)	Notwithstanding the foregoing, nothing in this Agreement shall prohibit or in any way limit:

(i)	any Person other than the Restricted Persons from conducting any Restricted Activity;

(ii)	any Restricted Person from performing any act or conducting any business expressly required by this Agreement or any other Transaction Document;

(iii)
any Restricted Person from acquiring, owning or holding up to 4.99% of the outstanding securities of an entity whose securities are listed and traded on a nationally recognized securities exchange or market, whether or not in the United States of America (provided that no Restricted Person may otherwise Control the business or affairs of such entity) or holding or exercising rights of ownership with respect to a security in a fiduciary, custodial or agency capacity or otherwise for the benefit of or on behalf of customers or other un-Affiliated beneficiaries;

(iv)	any Restricted Person from making passive investments for general insurance accounts or investment management activities in the ordinary course of its business;

(v)
the ownership of, any affiliation with, or the conduct of any other activity with respect to, a Person that conducts, either directly or indirectly, a Restricted Activity (any such Person, together with all of its Affiliates, a “Competing Person”) that is the result of (1) a merger, consolidation, share exchange, sale or purchase of assets, scheme of arrangement or similar business combination involving any Restricted Person with any Competing Person or (2) the acquisition of any Competing Person or any Equity Interests in any Competing Person by any Restricted Person, if, in the case of either (1) or (2):

(A) no more than 20% of such Competing Person's total consolidated revenues in its most recent fiscal year (excluding any revenues of any Restricted Person) in the Restricted Territory in which it operated in the calendar year prior to such ownership or affiliation change from activities that constitute Restricted Activities; and

(B) such Competing Person did not generate total consolidated revenues in its most recent fiscal year (excluding any revenues of such Restricted Person) in China in the calendar year prior to such ownership or affiliation change from activities that constitute Restricted Activities in an amount that would exceed 20% of the aggregate revenue for the year ended December 31, 2012 generated by the Company;

(vi)
any Restricted Person from acquiring a Competing Person or more than 4.99% of the outstanding Equity Interests in any Competing Person that generated total consolidated revenues in its most recently completed fiscal year prior to such acquisition from activities that constitute Restricted Activities in excess of the thresholds set forth in Article 7.3(b)(v); provided, however, that such Restricted Person shall use its reasonable best efforts to (i) divest, within one year of its acquisition a sufficient portion of such Competing Person necessary to satisfy such thresholds and (ii) after such divestiture has occurred, not exceed such thresholds for the duration of the remaining Non-Compete Term;

(vii)
(A) any Person not Affiliated with the Seller that acquires the Seller or any of its Affiliates or their respective successors or substantially all of their respective assets or business, or any of such Person's Affiliates or (B) any Person resulting from any merger, consolidation, share exchange, sale or purchase of assets, scheme of arrangement or similar business combination (a “Business Combination”) of the Seller or any of its successors with or into any other Person not Affiliated with the Seller, or any of such Person's Affiliates, if (1) the directors of the Seller immediately prior to such transaction do not serve as a majority of the directors of the surviving Person or direct or indirect parent of the surviving Person following such Business Combination, and (2) the equity holders of the Seller or any successor immediately before such Business Combination own, immediately following such transaction no more than 50% of the outstanding capital stock of the surviving Person or the direct or indirect parent of the surviving Person;

(viii)
any Restricted Person from foreclosing on collateral of or acquiring any of the outstanding Equity Interests in any Person that has outstanding indebtedness to any Restricted Person, or engaging in any activities otherwise prohibited by Article 7.3 in connection with any such Person as a result of the acquisition of such Equity Interests, in connection with a debt previously contracted in a distressed or troubled situation;

(ix)
any Restricted Person from continuing any businesses or operations in wind-down or liquidation that are not being acquired by the Purchaser pursuant to this Agreement; provided, however, that such Restricted Person shall not conduct any Restricted Activity not already conducted prior to such Closing;

(x)
any Restricted Person from providing transition or separation services to any Person in connection with the Seller's publicly announced strategy to sell its Mexican insurance operations, its Canadian motor vehicle finance operations and deposit taking operations and the warranty insurance business conducted under the CarCare Plan brand; or

(xi)	any Restricted Person from undertaking general advertising or marketing campaigns not targeting customers, clients or other third party beneficiaries of the Company.

(b)
Nothing in this Agreement shall require any Restricted Person to terminate any instruments or contracts of or with any customers, clients or other third party beneficiaries in effect as of the date hereof, or prohibit or otherwise limit any of them from performing their respective binding obligations in effect as of Completion at which such instruments, contracts or performance first become a Restricted Activity pursuant to this Article 7.3.

(c)
Notwithstanding anything to the contrary contained in this Agreement, the parties acknowledge and agree that (i) no current or future Affiliate of the Seller (or any of such Affiliate's direct or indirect Subsidiaries) shall be subject to any of the restrictions or requirements set forth in this Article 7.3 at any time following the date on which the Seller, directly or indirectly, no longer Controls such Person; and (ii) no current or future Affiliates of the Seller (or any of such Affiliate's direct or indirect Subsidiaries) shall be subject to any of the restrictions or requirements set forth in this Article 7.3 at any time for conducting a Restricted Activity outside of any Restricted Territory for the benefit of customers, clients or other third party beneficiaries who also may reside or otherwise have a presence within a Restricted Territory.

(d)
The Seller acknowledges that the covenants in this Article 7.3 are necessary in order to induce the Purchaser to enter into and consummate the transactions contemplated by this Agreement, are required by the Purchaser in connection with the transactions contemplated by this Agreement, and that the Purchaser would not enter into and consummate the transactions contemplated by this Agreement without the agreement of the Seller to the covenants contained in this Article 7.3. In the event that any of the provisions of this Article 7.3 should ever be finally adjudicated to exceed the time, scope, geographic or other limitations permitted by applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, scope, geographic or other limitations enforceable under applicable Law.

7.4	Transition Arrangements.

(a)
Subject to applicable Law, between the date of this Agreement and the earlier of Completion and the termination of this Agreement, each Party shall reasonably cooperate with the other Party to assist each other in planning and implementing necessary and appropriate policies, procedures and other arrangements in connection with the termination or transition of any services, technology or other support which the Seller has agreed to provide to the Company under each of the agreements attached to the Original JV Contract.

(b)	The Parties shall use their commercially reasonable efforts to obtain any consents and approvals and make any other notifications that may be required in connection with paragraph (a) above.

7.5	Further Assurances.

(a)
Each Party shall use its commercially reasonable efforts to do and perform, or cause to be done and performed, all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as may be necessary or desirable to assure fully to the Purchaser, all of the Transferred Shares and all

rights, title, interest, remedies, powers and privileges in respect thereof and to otherwise give effect to the terms and intent of this Agreement.

(b)	Each Party shall execute and perform its respective obligations under this Agreement in compliance with applicable Laws in all material respects.

Article 8
Effectiveness and Termination of the Agreement

8.1
This Agreement shall come into effect as of the date hereof (provided that any portion of this Agreement that requires the approval of any Government Authority shall not come into effect until such approval has been obtained) and the transfer of Transferred Shares contemplated under this Agreement shall become effective when the Revised Approval Certificate has been issued.

8.2	This Agreement may be terminated as follows:

(a)
At the election of the Seller or the Purchaser, if all Requisite Approvals shall not have been obtained or effectuated on or prior to the Outside Date, provided that (i) the terminating Party is not in material default of any of its obligations hereunder and (ii) the right to terminate this Agreement pursuant to this Article 8 shall not be available to any Party whose breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly, in, the failure to obtain or effectuate the Requisite Approvals;

(b)	By mutual written consent of the Seller and the Purchaser to terminate this Agreement;

(c)	At the election of the Seller, if the Purchaser does not comply with its obligations under Article 3.2;

(d)
At the election of the Seller or the Purchaser, in the event of a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the other Party, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Completion Date, the failure of any condition to the terminating Party's obligations set forth in Article 7 to be satisfied, and which cannot be or has not been cured within 45 days after the giving of written notice to the breaching Party of such breach (or by the Outside Date, if earlier); provided, however, that the right to terminate this Agreement under this Section 8.2(d) shall not be available to any Party if the would-be terminating Party is then in material breach of its representations, warranties, agreements and covenants hereunder; or

(e)	at the election of the applicable Party pursuant to the second paragraph of Article 4.5.
If the Revised Approval Certificate and/or the Revised Business License has, at the time of such termination, already been obtained, the Parties shall take all necessary steps, as soon as reasonably practicable, to procure the cancellation of Revised Approval Certificate and/or the Revised Business License and the reinstatement of the Seller as the registered owner of the Transferred Shares.

8.3
In the event of termination by the Purchaser or the Seller pursuant to Article 8.2, written notice shall be immediately given to the other Party and the transfer of Transferred Shares shall be abandoned, without further actions by the Purchaser or the Seller. In such event, each Party shall be relieved of its duties and obligations as of the date of termination and such termination shall be without liability for either Party, provided that no such termination shall relieve any Party from liability for any breach of this Agreement committed prior to the date of termination.

8.4	Except as set forth in Article 8.2, neither Party shall have right to terminate this Agreement.

Article 9
Breach of Representations, Warranties or Covenants and Indemnifications

9.1
Subject to the limitations of liability set out in Article 9.2 and without prejudice to any other rights of the non-breaching Party including, without limitation, the right to terminate this Agreement as set out hereunder, the breaching Party agree to indemnify and hold harmless the non-breaching Party and its Affiliates from and against all losses, liabilities, costs, damages, and all claims of whichever kind and nature, asserted by any third party or Government Authority against or incurred by the non-breaching Party and its Affiliates and resulting from the breach by the breaching Party of any of the breaching Party's representations, warranties, covenants or any other obligation of the breaching Party under this Agreement or in relation to responsibilities and liabilities that according to this Agreement (“Losses”) shall remain and/or rest with the breaching Party. In any such case the breaching Party shall put the non-breaching Party and its Affiliates in a position as it would financially be in, if the breaching Party had not breached any of its representations, warranties, covenants or obligations hereunder.

9.2	Limitations.

(a)
The representations, warranties, covenants and obligations of the Parties contained in this Agreement shall survive in full force and effect until 5:00 p.m. Shanghai time on the date that is 540 days after the Completion Date, at which time they shall terminate (and no claims shall be made for indemnification under Article 9.1 thereafter), except:

(i)
the Seller Fundamental Representations and Purchaser Fundamental Representations shall survive until 5:00 p.m. Shanghai time on the date that is the later of (i) 60 days after the expiration of any applicable statute of limitations and (ii) the tenth anniversary of the Completion Date; and

(ii)
(a) the covenants and obligations that by their terms apply or to the extent they are to be performed in whole or in part after Completion shall survive for the period provided in such covenants and obligations, or until fully performed and (b) the covenants and obligations that by their terms apply or to the extent that they are to be performed in their entirety on or prior to Completion shall survive until 5:00 p.m. Shanghai time on the date that is 270 days after Completion.

(b)
The maximum aggregate liability of the Seller in respect of (a) a breach of (i) any Seller Fundamental Representation or (ii) any covenant or other obligation contained in this Agreement shall not exceed the Purchase Price, and (b) a breach of any other representation or warranty under this Agreement shall not exceed 15% of the Purchase Price; provided, however, that in respect of clauses (a)(ii) and (b) only, (A) no liability shall attach to the Seller in respect of any claim unless the aggregate amount of Losses suffered by the Purchaser and its Affiliates exceeds US$125,000 (or the equivalent thereof in other currencies), and (B) the Seller shall only be liable for Losses in excess of 2% of the Purchase Price.

(c)
Purchaser shall not be entitled to recover from Seller under this Article 9 or under any Transaction Document more than once in respect of the same Loss (notwithstanding that such Loss may result from breaches of multiple provisions of this Agreement).

(d)
The amount of any Loss for which indemnification is provided under this Article 9 shall be net of any amounts (i) actually recovered by the Purchaser under insurance policies with respect to such Loss, (ii) for which a reserve, provision or accrual is reflected in the Completion Statement, (iii) resulting from any Tax benefit actually realized or (iv) actually recovered by the Company for the benefit of the Purchaser (in an amount proportionate to the Purchaser's equity interest in the Company). If the Seller is liable to pay, or has paid, an amount in discharge of any claim under this Agreement and the Purchaser directly or indirectly recovers or is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser (in whole or in part) in respect of the Loss which is the subject matter of the claim, then (A) in the case of amounts Seller is liable to pay, the Purchaser shall procure that all commercially reasonable steps are taken to enforce recovery against the third party and any actual recovery (less any reasonable costs and expenses incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such claim to the extent of such recovery, and (B) in the case of amounts the Seller has paid, pay to the Seller as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery or (ii) if less, the amount previously paid by the Seller to the Purchaser. The Purchaser shall cause that all commercially reasonable steps are taken and all commercially reasonable assistance is given to avoid or mitigate any Losses, which in the absence of mitigation might give rise to or increase a Loss in respect of any claim under this Article 9.

(e)
Each Party acknowledges and agrees that (a) prior to the Completion, other than in the case of actual fraud by the Seller, the sole and exclusive remedies of the Purchaser for any breach of any of the representations and warranties of the Seller contained in this Agreement shall be, (i) in the event that each of the Conditions Precedent has not been satisfied or waived, refusal to close the Transaction and (ii) the right to terminate this Agreement pursuant to Article 8.2 subject to the terms set forth therein; (b) following the Completion, the indemnification provisions of this Article 9 shall be the sole and exclusive remedies of the Parties for any breach of the representations or warranties contained in this Agreement except in the case of fraud or willful breach and (ii) notwithstanding anything to the contrary contained herein, no breach of any representation, warranty, covenant or obligation contained herein shall give rise to any right on the part of either Party to rescind this Agreement or the Transaction; and (c) following Completion, the indemnification provisions of this Article 9 shall be the sole and exclusive monetary remedies of the Parties for any breach or non-fulfillment of any covenant.

9.3	Notwithstanding any provision of this Agreement, neither Party shall be liable for any indirect or consequential damages or punitive liability in connection with any claim under this Agreement.

9.4
The Parties agree that irreparable harm would occur if any of the provisions of Article 6 (Obligation of Secrecy) and Article 7.3 (Non-Compete) were not performed in accordance with the terms thereof or if the Seller fails to effect the Transaction in accordance with the terms of this Agreement, and that the Party which is affected by such failure to perform shall be entitled to seek an injunction or injunctions (or similar remedy(ies)) to prevent breaches of this Agreement to enforce specifically the performance of the terms and provisions hereof in any court or courts having jurisdiction over the Party against whom any injunction (or similar remedy) is being sought.

9.5
No information provided to or obtained by the Purchaser after the execution of this Agreement shall limit or otherwise affect the remedies available hereunder to the Purchaser (including Purchaser's right to seek indemnification pursuant to this Article 9), or the representations or warranties of, or the conditions to the obligations of, the Parties.

Article 10
Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of the People's Republic of China.

Article 11
Settlement of Disputes

11.1
In the event any dispute arises between the Parties out of or in relation to this Agreement, including but not limited to any dispute regarding its breach, termination or validity, the Parties shall attempt in the first instance to resolve such dispute through friendly consultations.

11.2
Any dispute arising from, out of or in connection with this Contract shall be settled through friendly consultations between the Parties. Such consultations shall begin immediately after one Party has delivered to the other Party a written request for such consultation. If within ninety (90) days following the date on which such notice is given, the dispute cannot be settled through mutual consultations, the dispute shall be submitted to arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC Rule”) for the time being in force.

There shall be three (3) arbitrators. Each Party shall select one (1) arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. Such selected arbitrators shall select the third arbitrator, who shall be the chairman of the arbitration tribunal. If a Party does not appoint an arbitrator, or if the Party-selected arbitrators fail to select the third arbitrator within thirty (30) days after the selection of the second (2nd) Party-selected arbitrator, the relevant appointment(s) shall be made by the chairman of the Singapore International Arbitration Centre. The language of the arbitration shall be English.

Article 12
Miscellaneous

12.1
No failure to exercise and delay in exercising any right, power or remedy under this Agreement will be deemed as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any further exercise of such right, power or remedy. No waiver of any of the provisions of this Agreement will constitute a waiver of any of the rights or remedies of the Party entitled to the benefit of such provisions unless made in writing and executed by such Party.

12.2
Should any provision of this Agreement be or become invalid or unenforceable, the validity of the remaining provisions of this Agreement shall not be affected thereby. The Parties shall endeavor to agree on a replacement which is closest to the business intention of the Parties at the time of signing this Agreement.

12.3
Each Party shall be responsible for its own taxes, costs and expenses incurred by it in connection with the Transaction and the preparation, negotiation and execution of this Agreement in accordance with Law. For the avoidance of doubt, the Seller shall be responsible for, and the Purchaser shall not withhold on account of, any tax determined by reference to the net gains of the Seller that is imposed as a result of the Transaction.

12.4	No amendment or variation of this Agreement shall be effective unless made in writing and signed by and on behalf of each of the Parties and approved by the relevant Approval Authorities.

12.5	None of the Parties shall be entitled to assign or transfer any rights and benefits it is entitled to hereunder without the prior written consent of the other Party.

12.6
This Agreement constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings, both written and oral, between the Parties with respect to the subject matter hereof.

12.7	(a) Any notice, request, claim, demand or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing in English; and

(ii)	delivered by hand, fax, registered mail or by courier using an internationally recognized courier company, or transmitted by email.

(b)	A Notice to any Party shall be sent to such party at the following address, or such other Person or address as such Party may designate by delivery of notice in writing to the other Party.

(i)	If to the Seller, to:

Ally Financial Inc.
1177 Avenue of the Americas, 15th Floor
New York, New York 10036
Attention:    Peter Greene
Facsimile:    (877) 263-4044
Email:    Peter.Greene@ally.com

And to:

Ally Financial Inc.
200 Renaissance Center
Mail Code: 482-B09-B11
Detroit, MI 48265-2000
Attention:    William B. Solomon, General Counsel
Facsimile:    (313) 656-6124
Email:    William.B.Solomon@ally.com

With a copy to (which shall not constitute a Notice):

Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004

Attention:	W. Jay Clayton
C. Andrew Gerlach

Facsimile:	(212) 558-3588

Email:	claytonw@sullcrom.com
gerlacha@sullcrom.com

With an additional copy to (which shall not constitute a Notice):

King & Wood Mallesons
17th Floor, One ICC, Shanghai ICC
999 Huai Hai Road (M)
Shanghai 200031, P.R. China

Attention:	Mark Schaub

Facsimile:	+86 21 2412 6250

Email:	schaub@cn.kwm.com

(ii)	If to Purchaser, to:

General Motors Financial Company, Inc.
801 Cherry Street, Suite 3500
Fort Worth, Texas 76102

Attention:	Chief Financial Officer

Facsimile:	(817) 302-7915

Email:	chris.choate@gmfinancial.com

With a copy to (which shall not constitute a Notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153

Attention:	Frederick S. Green
Danielle D. Do

Facsimile:	(212) 310-8007

Email:	frederick.green@weil.com
danielle.do@weil.com

(c)	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	at the time of delivery, if delivered by hand, registered post or courier; or

(ii)
upon confirmation by telephone or electronic correspondence of receipt thereof, if sent by fax or email, excluding, however, any answer or confirmation automatically generated by electronic means (such as out-of-office replies).

12.8
This Agreement is made out in Chinese and English and it is acknowledged by the Parties that both versions are equally authentic. In the event of any inconsistency between the English version and any other language version, the arbitration tribunal if appointed pursuant to Article 11.2 above shall decide which version more accurately reflects the true intention of the Parties.

12.9
This Agreement shall be signed in English and Chinese in eight (8) originals, each party shall hold one original in each language and the others shall be for approval and registration with the relevant Approval Authorities, Registration Authority and any other relevant Government Authority.

[The rest of this page is intentionally left blank]

IN WITNESS WHEREOF, both Parties hereto have caused this Agreement to be executed by their authorized representatives as of date first written above.

EXECUTED in _____________________

Signed for and on behalf of
Ally Financial Inc.

Name:
Title:
Nationality:

SIGNED for and on behalf of
General Motors Financial Company, Inc.

Name:
Title:
Nationality:

Schedule A

Reference Closing Statement